EXHIBIT 1.01
CONFLICT MINERALS REPORT FOR WEST MARINE INC.

Filed in accordance with Rule 13p-1 under the Securities and Exchange Act of 1934

This Conflict Minerals Report (“Report”) of West Marine Inc. (“West Marine”, the “Company", “we”, “us” or “our”) is filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), and prepared in accordance with the instructions to Form SD for the reporting period from January 1, 2016 to December 31, 2016 (the “Reporting Period”).

Company Overview

Founded in 1968 by a life-long sailor with a passion for boating, today West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. The Company is the largest omni-channel specialty retailer exclusively offering boating supplies, accessories, gear, apparel, and footwear to customers across the U.S. and around the world. Our customers include boat owners, marine industry professionals and all those who enjoy recreating in, on or around the water.

Product and Filing Overview

The Company is filing this Conflict Minerals Report for the year ended December 31, 2016, because it has reason to believe (based on its reasonable country of origin inquiry) that certain of the products that it contracts to manufacture contain necessary Conflict Minerals that originated in the Democratic Republic of the Congo or an adjoining country.

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), the SEC adopted Rule 13p-1 in 2012, instituting reporting and disclosure requirements for SEC registrants who manufacture or contract to manufacture products containing conflict minerals (as defined below) which are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: ‘(i)(a) columbite-tantalite, (b) cassiterite, (c) gold and (d) wolframite, or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Form SD (collectively, the “Covered Countries”)’. Pursuant to Rule 13p-1, If any conflict minerals, as defined by Form SD, are necessary to the functionality or production of a product manufactured by a registrant or contracted by the registrant to be manufactured, the registrant must conduct a good faith reasonable country of origin inquiry (“RCOI”) regarding Conflict Minerals to determine whether any of the conflict minerals originated in one of the Covered Countries.

The Company does not directly manufacture any of the products that it sells; however it does contract to manufacture products in which Conflict Minerals may be necessary to the functionality or production of those products. The Company contracts to manufacture items such as footwear, clothing, tools and light boating equipment, home products/gifts, fishing products, power sports and water accessories. The Company does not directly source any Conflict Minerals for use in the products it contracts to manufacture. The Company does not own or operate manufacturing facilities and all of its products are manufactured by independent factories, most of which are located outside of the United States.

The Company has adopted a Conflict Minerals policy and has communicated its policy to key associates and to its Tier 1 suppliers. A Tier 1 supplier is one with a direct commercial relationship to the Company for the exclusive supply or manufacture of products for West Marine. Due to consolidation and elimination of suppliers, the Company was able to reduce the number of total in scope suppliers by 33% over the previous year. A total of 103 Tier 1 suppliers (the “Suppliers”) were identified as having In Scope Products subject to the RCOI inquiry.

The Company has an established process for scoping and evaluating the lines of products from its Suppliers on a product-by-product basis to determine which may contain Conflict Minerals that are “necessary to the functionality or production” of the product (“In Scope Products”).

Reasonable Country of Origin Inquiry

Throughout 2016, the Company conducted its RCOI on the In Scope Products to determine the presence and source of any Conflict Minerals used in the In Scope Products. To implement the RCOI process, the Company conducted a supply-chain survey of its Suppliers using the Conflict-Free Sourcing Initiative’s Conflict Minerals Reporting Template (“CMRT”) of level 3.0 or higher which was introduced via direct email to each supplier using the Company’s Supplier electronic portal. The RCOI began with an introduction email from West Marine to suppliers describing the Conflict Minerals Compliance Program (CMCP) requirements. Suppliers were then offered two options to submit the required information, either by uploading the CMRT in MS Excel format or by completing an online survey version of the template. In recognition that the information requested can take time to collect and aggregate, suppliers were given a final deadline of March 31, 2017 to provide information about the metal processors present in their supply chains for the 2016 reporting year.

Suppliers were asked to provide information regarding the sourcing of their materials with the ultimate goal of identifying the 3TG SORs and associated mine countries of origin. To facilitate reporting at the product-level, the products indicated by West Marine as being sourced from a given supplier were communicated to that supplier as part of the data request. The supplier was asked to select a given product or set of products for which a CMRT was being submitted. Suppliers were able to submit multiple CMRTs as needed to address all indicated products. In cases where a supplier was unable to provide one or more product-specific CMRTs, they could select the option to provide a company level or user defined CMRT.

Suppliers were also given access to an online reference and resource center where they could review supporting regulations and frequently asked questions (FAQs) concerning 3TG mineral tracing. The Supplier Resource Center was provided as an educational tool to facilitate a deeper understanding of the program and education as to why the information is being requested. There were also opportunities to participate in webinars providing information on the Conflict Minerals Rule hosted by the Company’s third party service provider for conflict minerals.

Following the initial introduction to the program and information request, up to three reminder emails were sent to each non-responsive supplier requesting survey completion.

Suppliers who remained non-responsive to these email reminders were contacted by telephone and offered assistance. This assistance included, but was not limited to, further information about the Conflict Minerals Compliance Program, an explanation of why the information was being collected, a review of how the information would be used and clarification regarding how the requested information needed could be provided.

Supplier responses were evaluated to identify “quality control” flags based on various issues including things such as (a) listing smelters or refiners for an unused metal, (b) not providing information about the metal used, (c) inconsistent responses to the questionnaire, (d) a lack of data for sub suppliers, or (e) a response indicating 100% of the 3TG for products covered by the declaration originates from scrap/recycled sources, but one or more smelters or refiners (“SORs”) listed are not known to be exclusive recyclers.

The Company’s survey’s response rate was 73%. Of these responding, 19% indicated one or more of the regulated metals (3TG) were necessary to the functionality or production of the products they supply to West Marine. The attached 2016 Data Summary provides detailed information regarding the smelters/refiners reported to be in West Marine’s supply chain and the associated mine countries of origin.

Due Diligence

Design of Due Diligence Measures

The Company conducted a due diligence review of its supply chain as required by Rule 13p-1. In accordance with the guidance set out in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals for Conflict-Affected and High-Risk Areas, including Supplements on Tin, Tantalum and Tungsten, and the Gold Supplement

(Second Edition 2013) (the “Guidance”), the Company has established a five-step process which includes: (1) establishment of strong company management systems; (2) identification and assessment of supply chain risk; (3) development and implementation of a risk response strategy; (4) third-party audit of our due diligence practices, as may be required; and (5) preparation of an annual report on supply chain due diligence.

Due Diligence Measures Performed

The Company relied upon the following internationally accepted audit standards to determine whether the SORs in its supply chain source Conflict Minerals from the Covered Countries: the CFSI Conflict-Free Smelter Program, the London Bullion Market Association Good Delivery Program and the Responsible Jewelry Council Chain-of-Custody Certification Tungsten Industry - Conflict Minerals Council concerning their independent third-party audits of smelters and refiners. Based on the Company’s third party service provider database for SORs, and as shown in the Data Summary, there was an indication of DRC sourcing for 62 out of 233 verified SORs.

Further investigation was conducted on Suppliers perceived to be high risk. Supplier’s responses to Conflict Minerals information requests were then collated and reported to senior management. The status of responses of each Supplier are provided to the merchant team members and the Company’s Senior Management team, and include updates on monitoring and tracking corrective action and risk mitigation efforts.

For those supply chains with SORs that are known or thought to be sourcing from the DRC, additional investigation is needed to determine the source and chain-of-custody of the regulated metals. If the SOR is not certified by these internationally-recognized schemes, an attempt is made to contact the SOR to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the SORs takes to track the chain-of-custody on the source of its mineral ores. Relevant information to review includes: whether the SOR has a documented, effective and communicated conflict-free policy, an accounting system to support a mass balance of materials processed, and traceability documentation. Outside sources of information regarding the SOR’s sourcing practices were also used where available via internet searches. Additionally, up to three contact attempts were made to SORs to gather information on mine country of origin and sourcing practices.

The status of responses of each Supplier were provided to the Company’s merchant team and Senior Management team, and included status updates on monitoring and tracking corrective action and risk mitigation efforts. The 2016 Data Summary lists the facilities identified by our Suppliers that processed Conflict Minerals in 2016, and the country of origin for the Conflict Minerals processed by such facilities, and the conflict-free status of such facilities (if known).

Future Measures

West Marine is committed to responsible manufacturing practices and it will continue to focus on the development of long term relationships with suppliers who are similarly committed to following the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals for Conflict-Affected and High-Risk Areas, including Supplements on Tin, Tantalum and Tungsten, and the Gold Supplement.

West Marine will continue to refine its systems for identifying relevant suppliers and obtaining additional and more reliable information from each such supplier regarding such supplier’s supply chain. The Company continues to communicate its expectations and information requirements to its Suppliers and will continue to undertake additional fact and risk assessments as necessary. The Company remains committed to implementing processes to improve the quantity and quality of Supplier responses, verify Supplier responses provided, and evaluate new product lines as developed to eliminate the introduction of Conflict Minerals into the supply chain where possible to ensure compliance with the Dodd-Frank Act.

2016 Data Summary
Smelters or Processors Identified by Suppliers

Metal	Official Smelter Name	Certified Smelter
Tin	5NPLUS
Tungsten	A.L.M.T. Corp.	*
Gold	Advanced Chemical Company	*
Gold	Aida Chemical Industries Co., Ltd.	*
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	*
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	*
Tin	Alpha	*
Gold	AngloGold Ashanti	*
Gold	Argor-Heraeus SA	*
Gold	Asahi Pretec Corporation	*
Gold	Asahi Refining Canada Limited	*
Gold	Asahi Refining USA Inc.	*
Gold	Asaka Riken Co., Ltd.	*
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG	*
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	*
Gold	Boliden AB	*
Gold	C. Hafner GmbH + Co. KG	*
Gold	Caridad
Gold	CCR Refinery - Glencore Canada Corporation	*
Gold	Cendres + Métaux SA	*
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	*
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	*
Gold	Chimet S.p.A.	*
Tin	China Tin Group Co., Ltd.	*
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	*
Gold	Chugai Mining
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tantalum	Conghua Tantalum and Niobium Smeltry	*
Tin	Cooperativa Metalurgica de Rondônia Ltda.	*
Tin	CV Gita Pesona	*
Tin	CV Serumpun Sebalai	*
Tin	CV Tiga Sekawan	*
Tin	CV United Smelting	*
Gold	Daejin Indus Co., Ltd.	*
Gold	Daye Non-Ferrous Metals Mining Ltd.	*
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Gold	DODUCO GmbH	*
Gold	Dowa	*
Gold	DSC (Do Sung Corporation)	*
Tantalum	Duoluoshan	*
Gold	Eco-System Recycling Co., Ltd.	*
Gold	Elemetal Refining, LLC	*
Tin	EM Vinto	*
Tin	Estanho de Rondônia S.A.
Tantalum	Exotech Inc.	*

Tantalum	F&X Electro-Materials Ltd.	*
Tin	Fenix Metals	*
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	*
Gold	Gansu Seemine Material Hi-Tech Co Ltd
Tin	Gejiu Kai Meng Industry and Trade LLC	*
Tantalum	Global Advanced Metals Aizu	*
Tungsten	Global Tungsten & Powders Corp.	*
Gold	Gold Refinery of Zijin Mining Group Co., Ltd	*
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	*
Gold	Guangdong Jinding Gold Limited
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	*
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Tantalum	H.C. Starck Co., Ltd.	*
Tantalum	H.C. Starck Hermsdorf GmbH	*
Tantalum	H.C. Starck Inc.	*
Tungsten	H.C. Starck Smelting GmbH & Co. KG	*
Tantalum	H.C. Starck Tantalum and Niobium GmbH	*
Tungsten	H.C. Starck Tungsten GmbH	*
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH	*
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	*
Gold	Heraeus Metals Hong Kong Ltd	*
Tantalum	Hi-Temp Specialty Metals, Inc.	*
Tin	Huichang Jinshunda Tin Co. Ltd
Gold	Hunan Chenzhou Mining Co., Ltd.
Tungsten	Hunan Chenzhou Mining Co., Ltd.	*
Gold	HwaSeong CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	*
Gold	Ishifuku Metal Industry Co., Ltd.	*
Gold	Istanbul Gold Refinery	*
Gold	Japan Mint	*
Tungsten	Japan New Metals Co., Ltd.	*
Gold	Jiangxi Copper Company Limited	*
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	*
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	*
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	*
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	*
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	*
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	*
Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited	*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	*
Gold	JSC Uralelectromed	*
Gold	JX Nippon Mining & Metals Co., Ltd.	*
Gold	Kazzinc	*
Tantalum	KEMET Blue Metals	*
Tungsten	Kennametal Fallon	*
Tungsten	Kennametal Huntsville	*

Gold	Kennecott Utah Copper LLC	*
Tantalum	King-Tan Tantalum Industry Ltd.	*
Gold	Kojima Chemicals Co., Ltd.	*
Gold	Kyrgyzaltyn JSC	*
Gold	L'azurde Company For Jewelry
Gold	Lingbao Gold Company Ltd.
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Tantalum	LSM Brasil S.A.	*
Gold	LS-NIKKO Copper Inc.	*
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Tin	Magnu's Minerais Metais e Ligas Ltda.	*
Tin	Malaysia Smelting Corporation (MSC)	*
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	*
Gold	Materion	*
Gold	Matsuda Sangyo Co., Ltd.	*
Tin	Melt Metais e Ligas S.A.	*
Tin	Metallic Resources, Inc.	*
Tantalum	Metallurgical Products India Pvt., Ltd.	*
Gold	Metalor Technologies (Hong Kong) Ltd.	*
Gold	Metalor Technologies SA	*
Gold	Metalor USA Refining Corporation	*
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	*
Tin	Mineração Taboca S.A.	*
Tin	Minsur	*
Tin	Mitsubishi Materials Corporation	*
Gold	Mitsubishi Materials Corporation	*
Tantalum	Mitsui Mining and Smelting Co., Ltd.	*
Gold	Moscow Special Alloys Processing Plant	*
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	*
Tin	Nankang Nanshan Tin Co., Ltd.
Gold	Navoi Mining and Metallurgical Combinat	*
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Gold	Nihon Material Co., Ltd.	*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	*
Tantalum	NPM Silmet AS	*
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	*
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	*
Gold	Ohura Precious Metal Industry Co., Ltd.	*
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	*
Gold	OJSC Novosibirsk Refinery	*
Tin	Operaciones Metalurgical S.A.	*
Gold	PAMP S.A.	*
Gold	Penglai Penggang Gold Industry Co Ltd
Gold	Prioksky Plant of Non-Ferrous Metals	*
Gold	PT Aneka Tambang (Persero) Tbk	*
Tin	PT Aries Kencana Sejahtera	*
Tin	PT Artha Cipta Langgeng	*
Tin	PT Babel Inti Perkasa	*
Tin	PT Bangka Tin Industry	*

Tin	PT Belitung Industri Sejahtera	*
Tin	PT Bukit Timah	*
Tin	PT DS Jaya Abadi	*
Tin	PT Eunindo Usaha Mandiri	*
Tin	PT Inti Stania Prima	*
Tin	PT Justindo
Tin	PT Karimun Mining	*
Tin	PT Mitra Stania Prima	*
Tin	PT Panca Mega Persada	*
Tin	PT Prima Timah Utama	*
Tin	PT Refined Bangka Tin	*
Tin	PT Sariwiguna Binasentosa	*
Tin	PT Stanindo Inti Perkasa	*
Tin	PT Sumber Jaya Indah	*
Tin	PT Timah (Persero) Tbk Kundur	*
Tin	PT Tinindo Inter Nusa	*
Tin	PT Tommy Utama	*
Gold	PX Precinox SA	*
Tantalum	QuantumClean	*
Gold	Rand Refinery (Pty) Ltd.	*
Gold	Republic Metals Corporation	*
Tantalum	RFH Tantalum Smeltry Co., Ltd.	*
Gold	Royal Canadian Mint	*
Tin	Rui Da Hung	*
Gold	Sabin Metal Corp.
Gold	Samduck Precious Metals	*
Gold	SAMWON METALS Corp.
Gold	Schone Edelmetaal B.V.	*
Gold	SEMPSA Joyería Platería SA	*
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Gold	Sichuan Tianze Precious Metals Co., Ltd.	*
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	*
Tin	Soft Metais Ltda.	*
Gold	Solar Applied Materials Technology Corp.	*
Tantalum	Solikamsk Magnesium Works OAO	*
Gold	Sumitomo Metal Mining Co., Ltd.	*
Tantalum	Taki Chemical Co., Ltd.	*
Gold	Tanaka Kikinzoku Kogyo K.K.	*
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	*
Tantalum	Telex Metals	*
Tin	Thaisarco	*
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	*
Gold	Tokuriki Honten Co., Ltd.	*
Gold	TongLing Nonferrous Metals Group Holdings Co., Ltd.
Gold	Torecom	*
Tantalum	Ulba Metallurgical Plant JSC	*
Gold	Umicore Brasil Ltda.	*
Gold	Umicore Precious Metals Thailand	*

Gold	Umicore SA Business Unit Precious Metals Refining	*
Gold	United Precious Metal Refining, Inc.	*
Gold	Valcambi SA	*
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	*
Tin	VQB Mineral and Trading Group JSC	*
Gold	Western Australian Mint trading as The Perth Mint	*
Tin	White Solder Metalurgia e Mineração Ltda.	*
Tungsten	Wolfram Bergbau und Hütten AG	*
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	*
Gold	Yamamoto Precious Metal Co., Ltd.	*
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	*
Gold	Yokohama Metal Co., Ltd.	*
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	*
Gold	Yunnan Copper Industry Co Ltd
Tin	Yunnan Tin Group (Holding) Company Limited	*
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	*
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	*
*Indicates the smelter or refiner has received a “conflict free” designation from an independent third party audit program.

2016 Data Summary
Country of Origin

Angola	Guyana	Peru
Argentina	Hong Kong	Philippines
Australia	Hungary	Portugal
Austria	India	Poland
Belgium	Indonesia	Russian/Federation
Bermuda	Ireland	Rwanda
Bolivia	Israel	Saudi Arabia
Brazil	Italy	Sierra Leone
Burundi	Japan	Singapore
Cambodia	Jersey	Slovakia
Canada	Kazakhstan	South Africa
Central African Republic	Kenya	South Sudan
Chile	Korea, Republic of	Spain
China	Kyrgyzstan	Suriname
Columbia	Laos	Switzerland
Congo (Brazzaville)	Luxembourg	Taiwan
Czech Republic	Madagascar	Tajikistan
Djibouti	Malaysia	Tanzania
Congo (Kinshasa)	Mali	Thailand
Ecuador	Mexico	Turkey
Egypt	Mongolia	Uganda
Estonia	Mozambique	United Arab Emirates
Ethiopia	Myanmar	United Kingdom
Finland	Namibia	United States
France	Netherlands	Uzbekistan
Germany	Niger	Vietnam
Ghana	Nigeria	Zambia
Guinea	Papua New Guinea	Zimbabwe